UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 20, 2015

AXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 683-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Item 8.01	Other Events.

On February 23, 2015, the Board of Directors (the “Board”) of AXT, Inc. (the “Company”) announced that, pursuant to an anonymous whistleblower complaint, the Company’s Audit Committee has conducted an investigation of certain potential related-party transactions involving Davis Zhang, the Company’s President, China Operations.  The investigation did not conclude that there was any intentional misconduct by Mr. Zhang, or that he received any improper benefit from these transactions.  Further, the investigation did not reveal any inaccuracies in the Company’s financial statements resulting from these transactions.  However, the investigation identified the following historical related-party transactions that were not previously disclosed in the Company’s filings with the Securities and Exchange Commission.

•	Equipment & Materials was a California corporation engaged in international trading and quartzware fabrication that supplied the Company with various raw materials from China and manufactured quartzware for the Company. The Company paid Equipment & Materials approximately $2.8 million for the year ended December 31, 2002. Christina X. Li, the wife of Mr. Zhang, was the sole shareholder and President of Equipment & Materials at that time.

•	Beijing XiangHeMing Trade Co. Ltd. (“XiangHeMing”), a company formed under the laws of the People’s Republic of China, was the sole shareholder of Kite International Trading Inc., a California corporation (“Kite”), since late 2002. XiangHeMing was owned by, among others, certain immediate family members of Mr. Zhang, until at least sometime in 2004, at which time the official Chinese government records indicate that Mr. Zhang’s immediate family members transferred their ownership of XiangHeMing to a third party. However, the investigation was not able to conclusively determine whether Mr. Zhang’s immediate family members retained any economic interest in XiangHeMing after the transfer.

•	Kite has been a service provider to the Company in connection with the provision of customized quartz tubes at least as early as 2003 and until Kite’s dissolution in 2013. During this time, payments from the Company to Kite totaled approximately $34.0 million.

•	Beijing Kaide Quartz Co. Ltd. (“Kaide”) has been a supplier of customized quartz tubes to the Company since 2004. XiangHeMing has been a stockholder of Kaide since April 2001. Kite was a significant stockholder of Kaide until May 2013, at which point the holdings were transferred from Kite to XiangHeMing. Since 2004, payments from the Company to Kaide totaled approximately $5 million.

On February 20, 2015, the Board waived any potential inconsistencies with the Company’s Code of Conduct and Ethics arising from the transactions identified in the investigation.  Also, the Audit Committee approved the related-party nature of such transactions to the extent it had not previously approved such transactions.  The Board and Audit Committee specified that such waiver and approval would have retroactive effect to the date of commencement of the transactions covered by such waiver and approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Gary Fischer
Gary Fischer
Chief Financial Officer

Date:  February 23, 2015